SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM S-8/A

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                               COGNEX CORPORATION

               (Exact name of issuer as specified in its charter)

                  Massachusetts                   04-2713778
-                 -------------                  -----------

          (State of Incorporation) (IRS Employer Identification Number)

          One Vision Drive, Natick, Massachusetts 01760 (508) 650-3000

          (Address and telephone number of Principal Executive Offices)

                               COGNEX CORPORATION

                            1998 Stock Incentive Plan

                            (Full title of the Plan)

                      Anthony J. Medaglia, Jr., Esq., P.C.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                                Boston, MA 02110
                                 (617) 951-6600

            (Name, address and telephone number of agent for service)

                                EXPLANATORY NOTE

         This Form S-8/A Registration Statement incorporates by reference the registration statement (File No. 333-60807) filed by the Company on August 6, 1998 (the "Original Filing"). Any items in the Original Filing not expressly changed hereby shall be as set forth in the Original Filing.

         In July 2001, the Company amended section 4 of its 1998 Stock Incentive Plan to permit the Committee, in its sole discretion, to delegate its authority to the President of the Company to designate individuals to receive option grants when the Committee is not in session. The purpose of this Form S-8/A Amendment is to amend the Company's Form S-8 (File No. 333-60807) to reflect this change. The amendment to the Plan does not change the aggregate number of shares issuable under the Plan.

                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 8.  Exhibits

         Number          Description

         4.3             First Amendment to the Cognex Corporation 1998 Stock
                         Incentive Plan.
         5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to legality of shares being registered and consent of Hutchins, Wheeler & Dittmar, A Professional Corporation.
         23.1 Consent of Independent Accountants - included in Registration Statement under heading
                         "Consent of Independent Accountants."
         23.2            Consent of Hutchins, Wheeler & Dittmar, A Professional
                         Corporation (included in Exhibit 5.1).
         24.1            Powers of Attorney (included on Page II-2).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Natick, Massachusetts on August 21, 2001.

                                        COGNEX CORPORATION


                                        By:       /s/Robert J. Shillman
                                                  Robert J. Shillman
                                                  President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                        Title                               Date
/s/Robert J. Shillman                            President, Chief                    August 21, 2001
Robert J. Shillman                               Executive Officer
                                                 and Chairman of the
                                                 Board of Directors (principal
                                                 executive officer)

/s/Richard Morin                                 Vice President of Finance,          August 21, 2001
Richard Morin                                    Chief Financial Officer,
                                                 and Treasurer (principal
                                                 financial and accounting
                                                 officer)



/s/Patrick A. Alias                              Director                            August 21, 2001
Patrick A. Alias


/s/Jerald Fishman                                Director                            August 21, 2001
Jerald Fishman


/s/William Krivsky                               Director                            August 21, 2001
William Krivsky


/s/Anthony Sun                                   Director                            August 21, 2001
Anthony Sun


/s/Reuben Wasserman                              Director                            August 21, 2001
Reuben Wasserman


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    EXHIBITS

                                       to

                                   FORM S-8/A






                             REGISTRATION STATEMENT

                                      under

                                            THE SECURITIES ACT OF 1933






                               COGNEX CORPORATION
             (Exact name of registrant as specified in its charter)

                                                       Exhibit 4.3



                               COGNEX CORPORATION

                          FIRST AMENDMENT TO THE COGNEX
                      CORPORATION 1998 STOCK INCENTIVE PLAN

         The Cognex Corporation 1998 Stock Incentive Plan (the "Plan") is hereby amended in accordance with the provisions of Section 20 of the Plan as follows:
1. Section 4 of the Plan is hereby amended by adding at the end thereof the following new subsection:
                  (d) The Committee, in its sole discretion, may delegate its authority to the President of the Company to designate individuals who are not designated by the Company as Section 16 reporting persons for purposes of the Securities Exchange Act of 1934, as amended, nor expected to be subject to the tax deduction limitations of Section 162(m) of the Code, to receive grants of Non-Qualified Options when the Committee is not in session. Said grants are to be subject to such terms and conditions as the Committee may impose, including (i) a limitation of up to and including 20,000 shares which may be granted, in the aggregate, to any one individual from the total number of shares which may be granted in any twelve (12) month calendar period, and (ii) a requirement that each such option grant shall have an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. The grant of the options by the President may be on such terms and conditions as deemed appropriate by the President to the extent so authorized by the Committee, provided that the terms and conditions of the options otherwise comply with all of the provisions of the Plan. The President's designations and grants hereunder shall be made in writing and a Certificate of Designation shall be filed with the records of the Committee.

2. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                                        COGNEX CORPORATION



                                       By: ______________________________
                                           Anthony J. Medaglia, Jr.
                                           Clerk

         Adopted by the Board of Directors: July 17, 2001
         Stockholder Approval Not Necessary

                                                        Exhibit 5.1






                                                              August 21, 2001



Cognex Corporation
One Vision Drive
Natick, MA 01760


Dear Ladies and Gentlemen:

         We are counsel to Cognex Corporation, a Massachusetts Corporation (the "Company"), and as such counsel we are familiar with the corporate proceedings taken in connection with the adoption of the Company's 1998 Stock Incentive Plan and the amendment thereof adopted in July 2001 (collectively the "Plan").
We are also familiar with the Registration Statement on Form S-8/A to which a copy of this opinion will be attached as an exhibit.

         As such counsel, we have examined the corporate records of the Company including its Restated Articles of Organization, as amended, By-laws, Minutes of Meetings of its Board of Directors and Stockholders and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

         Based upon the foregoing, and having regarding for such legal considerations as we deed relevant, we are of the opinion that:

1. The Company is validly existing as a corporation and in good corporate standing under the laws of the Commonwealth of Massachusetts.

2. The Company has duly authoirized the issuance of 14,000,000 shares of common stock, $.002 par value per share ("Common Stock").

3. The shares of Common Stock issuable pursuant to the Plan have been duly authorized, and when issued in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company to which no personal liability will attach.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8/A and to reference to us under the caption "Interest of Named Experts and Counsel" in the Registration Statement.


                                              Very truly yours,


                                              /s/Hutchins, Wheeler & Dittmar

                                              Hutchins, Wheeler & Dittmar
                                              A Professional Corporation

                                        Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8/A of our report dated January 22, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of Cognex Corporation, which is incorporated by reference in Cognex Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 22, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
August 17, 2001